INVESTMENT ADVISORY AGREEMENT



         AGREEMENT made this ____ day of March 1997 by and between Delta Funds, an Ohio Business Trust (the "Trust") and Utopia Capital Management Corporation, a New York corporation (the "Adviser").

         1. DUTIES OF ADVISER. The Trust hereby appoints the Adviser to act as investment adviser to the Delta Micro Cap Growth Fund, a series of the Trust (the "Fund") for the period and on such terms as set forth in this Agreement. The Trust employs the Adviser to manage the investment and reinvestment of the assets of the Fund, to continuously review, supervise and administer the investment program of the Fund, to determine in its discretion the securities to be purchased or sold and the portion of the Fund's assets to be held uninvested, to provide the Fund with records concerning the Adviser's activities which the Fund is required to maintain, and to render regular reports to the Trust's officers and Board of Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.


          2. PORTFOLIO TRANSACTIONS. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Unless and until otherwise directed by the Board of Trustees of the Fund, the Adviser is authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund. The


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execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

         3. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Trust shall pay to the Adviser, at the end of each month, an advisory fee calculated based on the annual percentage rates as set forth in Schedule A attached hereto with respect to the average daily net assets of the Fund for the month. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in such month as a percentage of the total number of days in such month.

         4. OTHER SERVICES. At the request of the Trust, the Adviser in its discretion may make available to the Fund office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Fund at the Adviser's cost.

         5. REPORTS. The Trust agrees to furnish to the Adviser current prospectuses, statements of additional information, proxy statements, reports to stockholders, certified copies of its financial statements, and such other information with regard to the Trust and the Fund as the Adviser may reasonably request.

         6. STATUS OF ADVISER. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

          7. LIABILITY OF ADVISER. In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Adviser of its obligations and duties hereunder, or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the

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Investment Company Act of 1940, as amended ("1940 Act")), the Adviser shall not be subject to any liability whatsoever to the Trust, or to any stockholder of the Trust, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

          8. PERMISSIBLE INTERESTS. Subject to and in accordance with the Agreement and Declaration of Trust and the Certificate of Incorporation of the Adviser, Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as Trustees, officers, agents, shareholders or otherwise; Trustees, officers, agents and shareholders of the Adviser are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a shareholder or otherwise; and that the effect of any such interrelationships shall be governed by said Agreement and Declaration of Trust and the provisions of the 1940 Act.

          9. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall continue until the earlier of the end of two years after the date first written above or a date within such two-year period as specifically approved (a) by the vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall thereafter continue for periods of one year so long as such continuance is specifically approved at least annually; (a) by the vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the holders of the Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted

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by the 1940 Act and rules thereunder. This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days' written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the Adviser's business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control of the Adviser's business shall not be deemed to be an assignment for the purposes of this Agreement. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party and shall be deemed given when received by the addressee. As used in this Section 9, the terms "assignment," "interested persons," and "a vote of a majority the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

          10. AMENDMENT OF AGREEMENT. This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (a) by vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Fund.

         11. USE OF NAME. The Trust agrees that if this Agreement is terminated and the Adviser shall no longer be the investment adviser to the Fund, the Trust will, within a reasonable period of time, change its name to delete reference to "Delta."

         12. SEVERABILITY. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         13.   APPLICABLE LAW.  This Agreement shall be construed in


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accordance with the laws of the State of New York, provided, that nothing herein shall be construed as being inconsistent with the 1940 Act.

         14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.

UTOPIA CAPITAL MANAGEMENT                     DELTA FUNDS
CORPORATION


By:    ____________________                   By:    ______________________

Name:  ____________________                   Name:  ______________________

Title: ____________________                   Title: ______________________














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                                   SCHEDULE A
                             PORTFOLIO ADVISORY FEES

  Assets                                                        Percent

  First $100 million                                              1.00

  From $100 million to $200 million                               0.85

  More than $200 million                                          0.70














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